Exhibit 99.1

Contacts:	Robert Saltmarsh	Carolyn Hawley
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	619-849-5375
chawley@pnlifesciences.com
Suzanne Clancy
Corporate Communications
Nanogen, Inc.
858-410-4688
sclancy@nanogen.com

NANOGEN REPORTS 2006 SECOND QUARTER

FINANCIAL RESULTS

SAN DIEGO (Aug. 9, 2006) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today reported its unaudited financial results for the quarter ended June 30, 2006.

Total revenues for the second quarter of 2006 more than doubled to $6.3 million from $3.1 million in the same period in 2005. Product revenues for the second quarter of 2006 were $4.0 million as compared to $1.1 million for the second quarter of 2005, due largely to acquired products from Spectral and Amplimedical.

“Nanogen continues to experience significant revenue growth, in large part due to our successful acquisition strategy,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “We experienced world-wide sales increases across our diagnostic product lines from the second-generation microarray platform, the NanoChip®400, to our real-time PCR and point-of-care products. We have successfully integrated a number of companies with our acquisition strategy, and we will now focus on managing our operational and product costs to ensure the long-term success of the company.”

For the quarter ended June 30, 2006, Nanogen’s net loss was $14.1 million or $0.23 per share, compared to a net loss of $9.7 million or $0.20 per share in the same period of 2005. Nanogen’s research and development, and selling, general and administrative operating expenses for the second quarter of 2006 were $15.5 million compared to $11.6 million in the same quarter a year ago. The increased loss and the increase in expenses were primarily due to an increase of $1.3 million in non-cash share-based compensation expense and $2.9 million of expenses attributable to the inclusion of three additional businesses, Jurilab Ltd., Amplimedical and Spectral, with no comparable expenses in the second quarter of 2005. Jurilab is a Finnish genomics company in which Nanogen owns an interest and whose expenses are consolidated with Nanogen’s results.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the second quarter of 2006 decreased to $18.6 million, from $32.4 million in the first quarter of 2006. This was primarily due to working capital requirements and an additional $1.5 million in investments into Jurilab Ltd.’s equity, and the increase of $2.5 million in restricted cash to securitize a letter of credit as a part of the company’s acquisition of Amplimedical’s assets. In July of 2006 to ensure the company continues to have an appropriate amount of working capital, Nanogen issued $4.0 million of equity under its equity line of credit arrangement and subject to certain limitations and conditions, up to $21.0 million remains available under its equity line of credit.

Financial Guidance for 2006:

Nanogen expects revenue growth to continue and will focus on improving modified EBITDA, which it expects to improve between now and year-end.

Modified EBITDA failed to decline as expected in the second quarter due primarily to higher than expected product costs. Management remains committed to improving this measure of performance in future quarters.

	Three months ended March 31, 2006	Three months ended June 30, 2006
	(Unaudited)	(Unaudited)
Net loss	$(12,021)	$(14,051)
Add depreciation and amortization	1,349	1,724
EBITDA	(10,672)	(12,327)
Add stock-based compensation	1,446	1,580
Add Jurilab net loss	1,073	1,681
Add warrant valuation adjustment	25	(88)

Modified EBITDA	$(8,128)	$(9,154)

Management uses the non-GAAP modified EBITDA net loss for financial guidance because management does not consider non-cash stock based compensation expense, minority owned Jurilab’s results of operations, or the non-cash warrant valuation adjustments in evaluating the performance of continuing operations of the company. Management focuses on cash management and the company’s majority-owned subsidiaries as they are indicative of the success or failure of on-going business operations. Therefore, management calculates the modified EBITDA net loss provided in this earnings release and the resulting financial guidance for 2006 to enable investors to analyze further and more consistently the period-to-period financial performance of our business operations. Management believes that by providing investors with this non-

GAAP measure it gives the investor additional important information to enable them to assess, in a way management assesses, the company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the second quarter 2006 results today at 4:30 p.m. Eastern (1:30 p.m. Pacific). Interested investors and others may participate in the conference call by dialing (877) 407-9205 for US/Canada participants and (201) 689-8054 for international participants.

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on August 9, and can be accessed via telephone at (877) 660-6853 for US/Canada participants and (201) 612-7415 for international participants. The account number, 286, along with the conference ID, 210352, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip®400 electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

# # # #

NANOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,893	$6,194
Short-term investments	10,725	26,185
Receivables, net	4,828	2,141
Inventories, net	6,935	3,724
Other current assets	2,051	1,457

Total current assets	32,432	39,701
Property and equipment, net	9,790	7,590
Acquired technology rights, net	19,307	9,604
Restricted cash	4,140	1,794
Other assets	2,115	2,214
Goodwill	39,078	37,178

Total assets	$106,862	$98,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,489	$7,728
Acquisition payable, secured by letter of credit	2,570	—
Deferred revenue	676	535
Common stock warrants	22	86
Current portion of debt obligations	645	701

Total current liabilities	14,402	9,050
Debt obligations, less current portion	460	643
Debt obligation of variable interest entity	6,366	7,245
Other long-term liabilities	7,666	6,648
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at June 30, 2006 and December 31, 2006; no shares issued and outstanding at June 30, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at June 30, 2006 and December 31, 2005; 64,503,446 and 54,794,648 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	65	55
Additional paid-in capital	422,027	396,297
Accumulated other comprehensive loss	(584)	(189)
Deferred compensation	(35)	(2,218)
Initial capital deficit of consolidated variable interest entity, net	(4,839)	(6,856)
Accumulated deficit	(337,728)	(311,656)
Treasury stock, at cost, 505,830 shares at June 30, 2006 and December 31, 2005	(938)	(938)

Total stockholders’ equity	77,968	74,495

Total liabilities and stockholders’ equity	$106,862	$98,081

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$4,016	$1,078	$6,138	$2,288
License fees	1,814	1,623	3,628	3,323
Contracts and grants	481	434	897	700

Total revenues	6,311	3,135	10,663	6,311
Costs and expenses (1):
Cost of product sales	4,023	1,128	6,262	2,274
Research and development	6,552	5,160	12,812	10,072
Selling, general and administrative	8,928	6,410	16,297	12,377
Amortization of purchased intangible assets	730	392	1,290	785

Total costs and expenses	20,233	13,090	36,661	25,508

Loss from operations	(13,922)	(9,955)	(25,998)	(19,197)
Other income (expense):
Interest income, net	98	309	278	488
Other expense	(300)	(22)	(397)	(110)
Warrant valuation adjustment	88	(44)	63	837
Gain (loss) on foreign currency translation	(15)	(9)	(18)	4

Total other income (loss)	(129)	234	(74)	1,219

Net loss	$(14,051)	$(9,721)	$(26,072)	$(17,978)

Net loss per share—basic and diluted	$(0.23)	$(0.20)	$(0.50)	$(0.38)

Number of shares used in computing net loss per share—basic and diluted	61,477	47,783	51,917	47,778

(1)    The effect of share based payments and the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share Based Payment” (123R) on loss from operations is as follows:

Cost of product sales	$73	$—	$135	$—
Research and development	478	—	878	—
Selling, general and administrative	1,029	313	2,013	612
Amortization of purchased intangible assets	—	—	—	—

Total stock-based compensation expense	$1,580	$313	$3,026	$612